EXHIBIT 5

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Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017

June 1, 2010

MSCI Inc.
88 Pine Street
New York, NY 10005
(212) 804-3990

Ladies and Gentlemen:

We have acted as special counsel for MSCI Inc. (the “Company”) in connection with the filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to 4,257,779 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share, deliverable pursuant to the RiskMetrics Group, Inc. 2000 Stock Option Plan, the RiskMetrics Group, Inc. 2004 Stock Option Plan, the Institutional Shareholder Services Holdings, Inc. Equity Incentive Plan and the RiskMetrics Group, Inc. 2007 Omnibus Incentive Compensation Plan (the “Plans”).

We have examined such documents and such matters of fact and law as we have deemed necessary for the purposes of rendering the opinion expressed herein.

Upon the basis of the foregoing, we are of the opinion that the Shares deliverable pursuant to the Plans have been duly authorized and, when and to the extent issued pursuant to the terms of the Plans, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ Davis Polk & Wardwell
Davis Polk & Wardwell LLP